Exhibit 10.7

AMENDED AND RESTATED SALT AND SURFACE LEASE

Effective as of January 1, 2014

by and between Lessors:

ISLAND PARTNERSHIP, L.L.C.
JMB COTE BLANCHE, L.L.C., and
CFB, LLC

and Lessee:

CAREY SALT COMPANY

AMENDED AND RESTATED SALT AND SURFACE LEASE

i

ii

AMENDED AND RESTATED SALT AND SURFACE LEASE

THIS AMENDED AND RESTATED SALT AND SURFACE LEASE is made and entered into as of January 1, 2014, (the “Effective Date”) by and between

ISLAND PARTNERSHIP, L.L.C. (TIN: XX-XXX7477), a Louisiana limited liability company whose Articles of Organization were recorded October 24, 2000, domiciled in Jefferson Parish, Louisiana, appearing herein through and being represented by Rader Jackson, Robert P. McCay and Caroline Senter, being all of the Members of the Management Committee of Island Partnership, L.L.C., duly authorized pursuant to the terms and provisions of Island Partnership, L.L.C. Operating Agreement;

JMB COTE BLANCHE, L.L.C. (TIN: XX-XXX6126), a Louisiana limited liability company, domiciled in Franklin, St. Mary Parish, Louisiana, appearing herein through and being represented by Glenn J. Vice, its President, duly authorized; and

CFB, LLC (TIN: XX-XXX5049), a Louisiana limited liability company, domiciled in East Baton Rouge Parish, Louisiana, appearing herein through and being represented by its sole manager, JPMorgan Chase Bank, N.A., in its capacity as Trustee of the Caroline F. Baker Trust No. 1, said bank appearing herein through and being represented by Michael G. Redin, Executive Director, duly authorized;

(hereinafter collectively referred to as “LESSOR” or “LESSORS”),

AND
CAREY SALT COMPANY (TIN: XX-XXX3048), a Delaware corporation, authorized to do and doing business in the State of Louisiana, appearing herein through and being represented by Joseph P. Havasi, its Director, Natural Resources, duly authorized,

(hereinafter referred to as “LESSEE”)

(1)

WITNESSETH:

WHEREAS, John Taylor Caffrey, individually and as Agent and Attorney in Fact and The J.M. Burguieres Company, Ltd., a Louisiana corporation, and Lessee entered into a Salt and Surface Lease dated June 21, 1961 and recorded in Conveyance Book 11-U under Entry No. 111822 of the Records of St. Mary Parish Louisiana; as amended by Act of Amendment to Salt Lease dated as of May 30, 1973 by and among John Taylor Caffrey, individually and as Agent and Attorney in Fact and The J.M. Burguieres Company, Ltd. and Lessee and recorded in Conveyance Book 17-S at folio 870 under Entry No. 153936 of the Records of St. Mary Parish Louisiana; as amended by Agreement dated as of November 21, 1990, by and among The J.M. Burguieres, Co., Ltd., Island Partnership, Domtar Industries, Inc. and Lessee and recorded in Conveyance Book 33-V at folio 186 under Entry No. 232548 of the Records of St. Mary Parish Louisiana; and as amended by Amendment to Salt and Surface Lease dated as of July 1, 1997 by and among Island Partnership, The J.M. Burguieres Company, Ltd. and Caroline F. Baker Trust No. 1 and Lessee and recorded in Conveyance Book 40-O at folio 532 under Entry No. 258785 of the Records of St. Mary Parish Louisiana (collectively, the “Lease”); and

WHEREAS, the parties hereto desire to further amend and restate the Lease.

NOW, THEREFORE, in consideration of the sum of FOUR AND ONE HALF MILLION DOLLARS ($4,500,000.00) CASH IN HAND PAID by Lessee to Lessor for additional mineral reserves and extension options granted hereunder, and of the premises, the parties hereto do hereby amend and restate the Lease, effective as of the Effective Date, it being the intent of the parties that the Lease shall govern the relationship of the parties prior to the Effective Date and that this Amended and Restated Salt and Surface Lease (hereinafter, this “Amended and Restated Lease”) shall govern on and after the Effective Date, as follows, to wit:

Section 1.  Grant of Lease.  Lessor, in consideration of the Royalty herein provided to be paid to Lessor, of the agreements of Lessee herein contained, and other valuable considerations, hereby grants, leases and lets exclusively unto Lessee for the purposes of digging, sinking, constructing and building a shaft or shafts necessary or proper for the establishment and operation of a salt mine, and/or boring, drilling or sinking a well or wells into the salt, and mining and producing salt from the mine or mines and/or well or wells established or to be established by Lessee (collectively, the “Cote Blanche Mine”), including the building of the necessary surface facilities, structures, plants, conveyors, wharves, docks, warehouses, power stations, telephone and telegraph lines, pipe lines, utility lines and other structures and appurtenances in order to, produce, take care of, treat, process, transport, store and own salt produced from the Leased Property (as hereinafter defined) and for dredging and maintaining the Barge Load-Out Area hereinafter defined, constructing roads and bridges, housing its employees, drilling and operating water wells and  equipment in connection therewith for use in connection with or incidental to operation of the salt mine or mines and/or well or wells and other physical facilities, and for all structures, equipment, servitudes, privileges and all other rights necessary, useful or convenient in connection with any such operations conducted by Lessee on the Leased Property, all, however, subject to the terms and to the conditions hereinafter stated, the following lands situated in the Parish of St. Mary, State of Louisiana, to-wit:

(2)

That certain Island or tract of land, together with all of the rights, ways, privileges, servitudes and advantages thereunto belonging or in anywise appertaining, situated in the Parish of St. Mary, State of Louisiana, known as COTE BLANCHE ISLAND, sometimes described as comprising all of Sections 19, 20, 21, 22, 23, 24 and 25 of T15S, R7E, containing 1635 Ac.±; sometimes described as lying in T15S, R7E and being bounded on the south by Cote Blanche Bay, on the west by lands of John M. Caffery in Sections 6 & 11 and the lands of Cypremont Land Company in Section 14, on the north by lands of John M. Caffery in Sections 5, 6 & 12 and on the east by lands of John M. Caffery in Section 12, by lands of The Chicago Title and Trust Company in Section 7, and by lands of John M. Caffery in Section 13;

LESS AND EXCEPT from the above described property:

That portion of the extreme northern edge of Cote Blanche Hummoch, commonly called Cote Blanche Island, situated in T15S, R7E, Southwestern Land District of Louisiana, in the Parish of St. Mary, immediately south of and rendering fractional, Section 5 of said Township and Range, and containing in the aggregate 7.76 acres and to be composed of three tracts of 0.94 acres, 1.86 acres and 4.96 acres, all as delineated upon a map or plat made by Walter Y. Kamper, Surveyor and Civil Engineer, dated in May, 1917, attached to and made part thereof for a full description of the property conveyed, to an act of sale by The J.M. Burgieres Company Ltd., and Donelson Caffery to The Albert Hanson Lumber Company, Ltd. Dated August 31, 1917, recorded January 4, 1919, book 3-T, page 473 No. 45501, conveyance records of St. Mary Parish, Louisiana.

Being the same property shown on the plat by the office of Gandolfo Kuhn, L.L.C., Land Surveyors, dated March 10, 2014, a copy of which is attached hereto as Exhibit A (hereinafter, the “Plat”).  All of the said property is hereinafter referred to as the “Leased Property.”

Section 2.  Lessee’s Surface Rights.  Lessee, in exercising the rights herein granted, shall not use any portion of the surface of the Leased Property other than as provided in this Section 2:

(A).            Minehead Tract.  Lessee shall have the exclusive use of an approximately 160 acre tract of land, more fully described as that certain tract or parcel of land lying and being situated on Cote Blanche Island in Sections 19 and 20, T15S-R7E, Southwest District of Louisiana, St. Mary Parish, comprised of 160 acres as shown on a plan by the office of Gandolfo Kuhn, L.L.C., Land Surveyors, dated March 10, 2014, drawing no. T-174A-1 and more fully shown on the Plat attached hereto as Exhibit A and made a part hereof and is more particularly described as follows:

From the northeast corner of Section 24 at Point E, go along the 1903-1904 meander line of J.P. Kemper, U.S. Deputy Surveyor in a westerly direction for six courses, S 71°40' W a distance of 38.94 feet to a point; thence S 85°45' W a distance of 518.76 feet to a point; thence S 82°40' W a distance of 221.76 feet to a point; thence S 61°55' W a distance of
(3)

163.68 feet to a point; S61°15'W a distance of 239.58 feet to a point; thence N 89°45' W a distance of 84.27 feet to Point Z at the northeast corner of the original 160 acre lease site; thence along the former easterly line of the original 160 acre lease site S 3°57'30" W a distance of 1932.58 feet to Point L-1 at the northeast corner of the 160 Acre Revised Surface Lease Site and the Point of Beginning; thence continue  S 3°57'30" W a distance of 1801.23 feet to Point L-2 and the northwest corner of the 10.059 Acre site added to lease by Act of Amendment Recorded Entry No. 258785 COB 40-0 fo 532 on September 3, 1997; thence along the northerly line of said 10.059 Acre site S 86°02'30" E a distance of 555.00 feet to Point L-3 and the northeast corner of said 10.059 Acre site; thence S 3°57'30" W a distance of 789.49 feet to Point L-4 and the southeast corner of said 10.059 Acre site; thence along the southeasterly line of the 160 Acre Revised Surface Lease Site S 30°44'31" W a distance of 930.88 feet to Point L-5; thence N 88°28'43" W a distance of 597.44 feet to Point L-6; thence S 1°31'17" W a distance of 168.49 feet to Point L-7; thence N 88°28'43" W a distance of 80.79 feet to Point L-8 on the 1903-1904 meander line of J.P. Kemper, U.S. Deputy Surveyor; thence along said meander line for the next 18 courses N 45°00' W a distance of 244.40 feet to point 24; thence N 88°35" W a distance of 479.82 feet to Point 25; thence N 45°20' W a distance of 187.44 feet to Point 26; thence S 79°00' W a distance of 104.94 feet to Point 27; thence S 77°30' W a distance of 84.48 feet to Point 28; thence N71°45'W a distance of 81.84 feet to Point 29; thence S 68°20"W a distance of 87.12 feet to Point 30; thence N 61°00'W a distance of 125.40 feet to Point 31; thence N 14°15'W a distance of 403.26 feet to Point 32; thence N 19°05' W a distance of 114.68 feet to Point 33; thence N 35°20' E a distance of 483.12 feet to Point 34; thence N 12°45' E a distance of 89.76 feet to Point 35; thence N 15°30" W a distance of 389.40 feet to Point 36; thence N16°20'E a distance of 634.26 feet to Point 37; thence N 29°05' W a distance of 409.20 feet to Point 38; thence N 25°30' E a distance of 324.06 feet to Point 39; thence N 0°55' E a distance of 443.52 feet to Point 40; thence N 4°05' W a distance of 246.84 feet to Point 41; thence N 8°05' E a distance of 62.42 feet to Point L-9 and the northerly line of the 160 Acre Revised Surface Lease Site; thence along said line S 86°02'30 E a distance of 1845.09 feet to Point L-1 and the Point of Beginning.  Containing 160.00 Acres.  (the “Minehead Tract”).  Lessee shall have the right to fence or otherwise enclose same, and may use the surface thereof for any and all legal uses and purposes whatsoever that it may desire in connection with the salt business contemplated herein.

It is understood and agreed that on the Minehead Tract Lessee’s principal surface facilities shall be situated, including, but without limitation on the rights and uses otherwise authorized, the surface entrance to Lessee’s mine or mines, shaft or shafts, well or wells, and Lessee’s plants, offices, warehouses, power stations and all other surface structures other than those hereinbelow mentioned.

(B)            Navigation Canal.  A canal (the “Navigation Canal”) presently exists from the Intracoastal Canal running in a southerly direction near the western edge of the Leased Property and an extension of the Navigational Canal turning east and traversing the island a sufficient distance to have barges reasonably close to the surface facilities of Lessee (such easterly portion of the Navigational Canal hereinafter referred to as the “Barge Load-Out Area”), all as shown on the Plat attached hereto as Exhibit A and made
(4)

a part hereof.  Lessor grants to Lessee the exclusive right to use the portion of the Navigation Canal owned by Lessor.  Lessor grants to Lessee the exclusive use of the Barge Load-Out Area.  Lessee will maintain the width of the Barge Load-Out Area as shown on the Plat within a range of 5% above or below its current width as shown on the Plat (the “Current Width Threshold”).  Lessee will measure the width of the Barge Load-Out Area at the multiple transects shown on the Plat annually and deliver a report thereof (the “Annual Survey Report”) to Lessors.  If the Annual Survey Report reveals that the Barge Load-Out Area width exceeds the Current Width Threshold, such exceedance will not constitute a default under this Amended and Restated Lease, if Lessee commences implementation of remedial measures to restore conditions to the Current Width Threshold within one-hundred twenty (120) calendar days after Lessor’s receipt of Lessee’s notice.  For the purposes hereof, preparation and submittal of applications to appropriate local, state and/or federal agencies for any work required to be compliant under the Amended and Restated Lease shall be deemed commencing remedial measures.

(C)            Additional Lessee Surface Rights.  Lessee shall also have the right to use the surface of such additional portions of the Leased Property as may be reasonably necessary for drilling, maintaining and operating water wells and brine wells at any reasonable place or places on the Leased Property (including the Minehead Tract hereinabove described), with water and brine lines therefrom to Lessee’s surface facilities, and for constructing and maintaining telephone and telegraph lines, pipe lines, power lines, gas lines, roads and other like facilities contemplated hereunder, together with the use of existing roads and the right of ingress to and egress from and across said Leased Property for the proper enjoyment of the rights granted herein.  At the request of Lessor, Lessee shall bury below plow depth and properly mark any water, pipe or brine lines installed by it outside of the Minehead Tract, and provide an as-built survey and permits to each Lessor.

(D)            Exploratory Drilling by Lessee.  Lessee shall have the right to conduct exploratory drilling to define and confirm the configuration of the salt within the Leased Property without prior Lessor approval, and shall have access to all surface and subsurface areas of the Leased Property which are reasonably necessary to conduct such drilling.  Lessee shall comply with all environmental and reclamation regulations.  Lessee shall notify Lessors at least sixty (60) days in advance of any such drilling, and provide Lessors copies of any written drilling reports and required permits within sixty (60) days of receipt.  Lessors agree to keep any such results, permits and/or reports confidential.

Section 3.  Lessor Right to Use Surface.  Lessor shall have the right to the full use and enjoyment of the surface of all other portions of the Leased Property (other than the Minehead Tract where Lessee’s rights to use the surface are exclusive), insofar as Lessor’s use thereof does not interfere with or disturb the rights of Lessee herein set forth.

Before undertaking significant construction or business development on the surface of the Leased Property, Lessors will notify Lessee in writing with specific information regarding the proposed plan.  Lessee will have sixty (60) calendar days after receipt of such notice to evaluate whether the proposal represents a threat to the safety, existence or operation of the salt mine,
(5)

including consideration of Lessee’s mining rights or future operations, or whether the activity will impair Lessee’s full enjoyment of its rights under the Amended and Restated Lease under its current mining methodologies.  If Lessee objects to the proposal for any reason as stated above within the sixty (60) day period, Lessor and Lessee will meet within thirty (30) days to jointly consider the matter.  Lessor will not proceed with the development if Lessee reasonably determines that the proposed development presents a threat to the safety, existence or operation of the salt mine as described above.  Lessor may seek a judicial determination as to the reasonableness of Lessee’s decision from a Federal or State court of competent jurisdiction in the State of Louisiana.

During the Term of this Amended and Restated Lease, Lessors will not directly or indirectly grant any conservation servitude or similar encumbrance on the Leased Property, including, without limitation, any conservation servitude with the State of Louisiana Coastal Forest Incentive Program or similar agreements with third parties prohibiting the undertaking of various activities which may be permitted by this Amended and Restated Lease, such as, but not limited to, altering the surface of the land, building roads and other constructions and other activities related thereto which may have adverse environmental impact or granting anyone the right to monitor the effect of such activities on the Leased Property.

Section 4.  Future Oil, Gas and Mineral Leases.  Lessor shall have the full right to grant future oil, gas and other mineral leases, except salt, provided that each such future oil, gas and mineral lease shall expressly obligate the lessee therein to cooperate with Lessee herein in the conduct of its operations in order that the purposes of both leases may be best effectuated, and Lessee herein expressly agrees to cooperate with any such future oil, gas and mineral lessee in the conduct of its operations in order that the purposes of both leases may be best effectuated, particularly, but not limited to, arranging with the oil, gas and mineral lessee so as to permit drilling of oil and/or gas wells within the areas affected by this Amended and Restated Lease.

Section 5.  Salt Mining Limitations.  It is expressly understood and agreed that unless written permission of Lessor is first obtained, there is to be no digging for or mining of rock salt by Lessee, or anyone claiming by or through Lessee, in or from any formation, strata or horizon lying below a depth of 3,000 feet from the surface of the earth, provided this shall not restrict the right of Lessee to drill brine wells and conduct brine operations at a greater depth.

Section 6.  No Pressurized Gas Storage; 115 Acre Tract

(A)            No Pressurized Gas Storage. For a period of twenty-five (25) years from the Effective Date, Lessors will not directly or indirectly, store, allow or grant rights to any third party to store hydrocarbons (including liquefied natural gas) at pressures above atmospheric pressure on or under Cote Blanche Island (including the 115 Acre Tract, as defined below).  Lessors represent and warrant to Lessee that no third-party has the right to pursue, initiate or permit the storage of hydrocarbons under such pressure. Lessors retain the right to store liquid hydrocarbons or other liquids at atmospheric pressure on Cote Blanche Island below 3,000 feet or above 3,000 feet within the 115 Acre Tract.

(6)

(B)            115 Acre Tract.  Lessor shall have the right to leach out or excavate or grant to others the right to leach out or excavate salt cavities on the 115 acre Tract more fully described as that certain tract or parcel of land lying and being situated on Cote Blanche Island in Section 22, T15S-R7E, Southwest District of Louisiana, St. Mary Parish, comprised of 115 acres as shown on a plan by the office of Gandolfo Kuhn, L.L.C., Land Surveyors, dated March 10, 2014, drawing no. T-174A-1 and shown on the Plat attached hereto as Exhibit A and made a part hereof (the “115 Acre Tract”) and is more particularly described as follows:

From the northeast corner of Section 22 at Point F, go along the 1903-1904 meander line of J.P. Kemper, U.S. Deputy Surveyor in a southerly direction for nine courses, S 11°35' E a distance of 43.56 feet to Point 72; thence N 75°50' E a distance of 166.32 feet to Point 73; thence S 59° E a distance of 149.82 feet to Point 74; thence S 05°12' E a distance of 1012.44 feet to Point 75; thence S 47°08' W  a distance of 662.64 feet to Point 76; thence S 05°15' W a distance of 528 feet to Point 77; thence S 82°45' E, a distance of 960.30 feet to Point 78; thence S 36° E a distance of 589.38 feet to Point 79; thence S 23°35' E, a distance of 280.95 feet to Point NL-1 at the north corner of the 115 Acre Lease Site and the Point of Beginning; thence continue along said meander line for the next 31 courses, S 23°35' E a distance of 955.89 feet to Point 80; thence S 31°30' E a distance of 167.64 feet to Point 81; thence S 24°30' E a distance of 186.78 feet to Point 82; thence South a distance of 332.64 feet to Point 83; thence S 02°15' W a distance of 64.68 feet to Point 84; thence S 51°50' E a distance of 79.86 feet to Point 85; thence S 20°40' W a distance of 195.38 feet to Point 86; thence S 11°15' W a distance of 151.80 feet to Point 87; thence S 19°15' W a distance of 243.54 feet to Point 88; thence S 17°50' W a distance of 253.44 feet to Point 89; thence S 18°55' W a distance of 196.22 feet to Point 90; thence S 32°15' W a distance of 223.74 feet to Point 91; thence S 40° W a distance of 288.42 feet to Point 92; thence S 24°35' W a distance of 231 feet to Point 93; thence S 10°10' W a distance of 264 feet to Point 94; thence S 20°15' W a distance of 149.16 feet to Point 95; thence S 22°15' W a distance of 112.20 feet to Point 96; thence N 84° W a distance 185.46 feet to Point 97; thence S 35°40' W a distance of 61.38 feet to Point 98; thence N 76°25' W a distance of 242.22 feet to Point 99; thence S 60°35' W a distance of 184.18 feet to Point 100; thence S 54° E a distance of 282.48 feet to Point 101; thence S 49°28' E a distance of 133.32 feet to Point 103; thence S 04°15' W a distance of 135.96 feet to Point 104; thence S 44°50' W a distance of 157.08 feet to Point 105; thence N 83°50' W a distance of 133.98 feet to Point 106; thence N 44°50' W a distance of 142.56 feet to Point 107; thence N 68° W a distance of 162.36 feet to Point 108; thence  N88°05'W a distance of 207.90 feet to Point 109; thence S 35°25' W a distance of 282.48 feet to Point 110; thence S 12°50' W a distance of 271.92 feet to Point 111; thence S 73°57'28" W a distance of 206.64 feet to Point NL-2 at the southwest corner of the new 115 Acre Lease; thence  N11°00'39" W a distance of 612.61 feet to Point NL-3; thence N 09°48'49" E a distance of 616.70 feet to Point NL-4; thence N 26°03'17" E a distance of 3861.56 feet to Point NL-1 and the Point of Beginning.  Containing 115.00 Acres.

and said right is hereby expressly reserved to Lessor.

(7)

The reservation by Lessor of the rights herein set forth with respect to the 115 Acre Tract, is, among other purposes, specifically reserved to Lessor in order that Lessor may retain sufficient area and salt wherein salt cavities may be created for the storage of gaseous and liquid substances, and, accordingly, Lessor shall have the right to use and/or authorize others to use such cavities for the storage of gaseous and liquid substances; provided, however, that:

(i)            Lessor complies with the provision of Section 6(A) regarding pressurized gas storage;

(ii)           No fissionable or radioactive materials shall be stored in any such cavity or cavities at any time;

(iii)         Lessor assumes full responsibility and liability for any loss or damage that Lessee may sustain in any manner arising out of or in connection with the excavation, construction, installation, care and/or maintenance of any such cavity or cavities or the use thereof, or the exercise by Lessor or any one claiming by, through or under Lessor, of any of the rights reserved above, including, but not limited to, breaking into any mine or mines, and/or well or wells, of Lessee, or loss or damage to any surface facilities or structures of Lessee; and Lessor agrees, immediately prior to the commencement of any such operations, to indemnify Lessee against any and all such loss and damage, and to furnish bond or carry adequate insurance for the purpose, delivering to Lessee evidence thereof in an acceptable form.

(iv)         Lessor agrees to utilize the rights to possess the Leased Property retained by it, including the 115 Acre Tract, in a way that will not impair the ability of Lessee to conduct operations permitted by this Amended and Restated Lease on the Leased Property, including but not limited to conducting operations in such a way that the set back obligations under the permits associated with such Lessor operations will not restrict Lessee’s operations.

Section 7.  Shell Oil Lease.  Lessors warrant to Lessee that the Leased Property is no longer subject to an oil, gas and mineral lease executed by John Taylor Caffery, et al, as lessor, under date of November 25th, 1953, in favor of Shell Oil Company, as lessee, an extract of the provisions of which lease is recorded in St. Mary Parish, Conveyance Book 8-Q, Entry Number 89040, and amended by instrument dated November 25th, 1953, recorded in St. Mary Parish, Conveyance Book 8-W, Entry No. 90665.

Section 8.  Surveying and Mapping.  No map or plat herein referred to, or required to be furnished hereunder, shall be used by anyone other than the parties hereto for the purposes of this agreement as a basis of attempting to establish what any person may believe to be the boundary of Cote Blanche Island, and the parties hereto shall not be estopped from asserting as against third parties that some other boundary is the correct boundary of Cote Blanche Island.  In other words, any such map used or referred to in connection herewith is for the purposes of this agreement and the convenience of the parties hereto, and shall have no other effect, bearing, consequence, result, applicability, reference or relevancy to any other ownership, map, thing, or otherwise whatsoever.

(8)

Section 9.  Royalty.  Lessee shall pay to Lessor a royalty for each calendar year equal to the Net F.O.B. Mine Sales Revenue per ton multiplied by the Applicable Royalty Rate multiplied by the number of tons of salt hoisted from the Cote Blanche mine in that calendar year (the “Royalty”).  The “Net F.O.B. Mine Sales Revenue Per Ton” for each calendar year is the quotient of the total bulk sales revenue (after all sales taxes are excluded) for Lessee and its affiliates in that calendar year for salt from the Cote Blanche Mine sold in bulk (in units of 1 short ton or more) (“Total Bulk Sales Revenue”) reduced for all freight in, freight out, fuel surcharge, additives, depot/warehouse storage, handling and operating costs, promotions/discounts and other costs as are properly deducted under generally accepted accounting principles (currently using US GAAP) in that calendar year divided by the total number of tons sold in that calendar year.  The number of tons sold is the same number of tons used to generate the Total Bulk Sales Revenue.  The “Applicable Royalty Rate” for each of the following calendar years is as follows: 2014- 4.7%, 2015- 4.9%, 2016 - 5.1%, 2017- 5.3%, 2018 and thereafter 5.5%.

Total Bulk Sales Revenue in Year 2018		$40,000,000
(After all sales taxes excluded)
Less: Freight to customers -	$5,000,000
Freight to depot/warehouse	4, 000,000
Freight fuel surcharge	2,000,000
Depot/warehouse handling	1,250,000
Depot/warehouse storage/operating	1,250,000
Pallets	200,000
Promo/Discount Allowances	200,000
Other GAAP allowed costs	100,000
Total		14,000,000
Less the following cost/variances:
Additives	50,000
Depot/Whse Costs	2,000,000
Distribution costs	900,000
Other GAAP allowed costs	100,000
Total		3,050,000

Net FOB Mine Sales Revenue	$22,950,000
Divided by tons sold	2,000,000
Net FOB Mine Sales Revenue Per Ton	$11.48
Multiplied by applicable royalty rate	5.5%
Royalty Per Ton	$0.6314
Multiplied by Tons Hoisted	2,800,000
Total Royalty for 2018	$1,767,920

Section 10.  Royalty Review.  If, on or before January 1 of 2034, 2059, or 2084 (each, a “Review Year”), Lessor or Lessee determine that in operation the royalty provisions of this Amended and Restated Lease result in Lessor receiving more or less than 5.5% of the fair value
(9)

of salt at the minehead free of all costs at that point (the “Royalty Standard”), such party shall deliver to the other party on or before January 1 of the Review Year a written statement of its reasons why the Royalty Standard is not being met, a computation of the amount that will satisfy the Royalty Standard and a proposed revision to the Royalty provisions of this Amended and Restated Lease which will cause the Royalty provisions to comply with the Royalty Standard.  On or before January 30 of the Review Year, the other party will deliver to the first party a written statement of its opinion as to whether the Royalty provisions then comply with the Royalty Standard and a response to the first party’s statement delivered under the preceding sentence.  If the parties are not in agreement, then the parties shall commence arbitration in accordance with the terms of Section 27. The arbitrator or arbitrators appointed to resolve issues related to the Royalty shall have knowledge of the value of salt and shall determine a Royalty provision that complies with the Royalty Standard.  Such Royalty provision shall become effective at the end of the Review Year.

Section 11.  Term of the Lease.  The “Term” of this Amended and Restated Lease shall mean the Primary Term and any relevant Extension Term, as described below. Subject to the terms, conditions and provisions hereinafter set forth, this Amended and Restated Lease shall continue and remain in force for a period commencing on the Effective Date hereof and ending on June 30, 2060, unless sooner terminated pursuant to the provisions hereof (the “Primary Term”).  (The foregoing represents an extension of nine (9) days to the term from the term specified in the Lease to which the parties do hereby consent.)

In the event actual mining operations are not conducted during any five (5) consecutive years, Lessor shall, at its option, have the right to cancel and terminate this Amended and Restated Lease, notwithstanding the payment of minimum Royalties during any such five (5) year period.  Lessor shall exercise this right by giving notice in writing to Lessee that it exercises its option for such cancellation and termination, such cancellation and termination to become effective sixty (60) days from the date of receipt by Lessee of such notice from Lessor of its intent to terminate. Upon compliance with this provision, this Amended and Restated Lease shall cease and terminate on the effective date of the surrender as set forth in the above mentioned notice, and the rights and obligations of the parties shall be the same as though the Amended and Restated Lease had come to an end through expiration of its Term.

Lessee shall have the right to surrender and terminate this Amended and Restated Lease upon giving Lessor notice in writing of its intent to so surrender and terminate the Amended and Restated Lease at least two (2) years prior to the date on which such surrender and termination is to become effective, and said notice shall state specifically the date on which said termination shall become effective.  Upon compliance with this provision, this Amended and Restated Lease shall cease and terminate on the effective date of the surrender as set forth in the above mentioned notice, and the rights and obligations of the parties shall be the same as though the Amended and Restated Lease had come to an end through expiration of its Term.

Subject to the additional payment hereinafter set forth (the “Termination Payment”), Lessee shall have the right to surrender and terminate this Amended and Restated Lease upon shorter notice of its intention to do so, provided it gives Lessor notice in writing of its intent to so surrender and terminate the Amended and Restated Lease and sets forth specifically the date on
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which such surrender and termination is to become effective.  In the event of termination on less than two (2) years notice, Lessee agrees that it will pay the Royalty for the period through the date of termination, and it will pay a Termination Payment equal to ten (10) percent of the highest Royalty paid in any full calendar year within the three full calendar years immediately preceding notice of termination.

Section 12.  Extension of Lease.  Lessee shall have and may exercise two (2) options to extend the Term of this Amended and Restated Lease each for an additional term of twenty-five (25) years (each an “Extension Term”) upon the same terms and conditions contained in this Amended and Restated Lease.  If Lessee desires to extend this Amended and Restated Lease, Lessee must notify Lessor in writing of its intention to extend on or before the date which is at least six (6) months prior to the expiration date of the then current term, be it the Primary Term or the first Extension Term.  If Lessee timely notifies Lessor of Lessee’s election to exercise its option to renew timely, this Amended and Restated Lease shall be extended as provided herein and Lessor and Lessee shall enter into an amendment to this Amended and Restated Lease to reflect the extension of the term.

On or before the first day of each Extension Term, Lessee shall pay to Lessor a lease extension fee in an amount equal to the sum of the Royalties and other sums payable hereunder during the highest two (2) years of the prior three (3) years of the then expiring term.  Failure to do so shall be a default under this Amended and Restated Lease.

Section 13.  Royalty Payment Times.  Lessee shall pay the Royalty to Lessor thirty (30) days following the end of each calendar quarter in each year, each payment to be determined based on the Royalty computation set forth in Section 9.  Each payment shall be equal to the number of tons of salt hoisted from the Cote Blanche mine in the immediately preceding three (3) month period multiplied by the Applicable Royalty Rate multiplied by the Net F.O.B. Mine Sales Revenue per ton in the preceding calendar year.

For the purpose of determining whether an underpayment or overpayment of royalties has occurred in the preceding calendar year, within the first quarter of each year, Lessee shall determine Net F.O.B. Mine Sales Revenue Per Ton for the preceding calendar year (herein referred to as “Actual Sales Revenue Per Ton”). In the event the total Royalty paid by Lessee to Lessors during such preceding year (herein referred to as “Actual Royalty Paid”) is less than that which would have been paid had the Actual Sales Revenue Per Ton been utilized as the basis for such royalty payments (herein referred to as “Adjusted Royalty”), Lessee shall pay with the January 30 payment to Lessors the difference between Actual Royalty Paid and Adjusted Royalty. In the event Actual Royalty Paid exceeds Adjusted Royalty, Lessee may retain royalty thereafter accruing to Lessors until Lessee has been fully reimbursed the amount of such excess Royalty Payment. (Nothing herein contained shall change Lessee's obligations under Section 14 hereof.) The payment on January 30 of each year shall also include any amount payable under the provisions of Section 16 hereof.

Section 14.  Payment of Taxes by Lessee.  In addition to the Royalty set out above, Lessee also agrees to pay all severance, sales, use and/or production taxes with respect to the salt mined, produced and shipped by Lessee or with respect to other operations of Lessee under this
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Amended and Restated Lease, required by local, State or Federal laws, even though the said laws may impose the payment of said taxes upon Lessor.

Section 15.  Copies of Severance Tax Reports.  Each Lessor shall be furnished with copies of all the severance tax reports filed by Lessee with the appropriate authorities.

Section 16.  Minimum Salt Hoisted.  During the Term of this Amended and Restated Lease the minimum tons of salt hoisted by Lessee each year for which Royalty must be paid is 1,500,000 tons, in order to keep the Amended and Restated Lease in full force and effect.  Any amount paid in a year in excess of the amount due for actual tons hoisted that year will reduce the Royalty for actual tons hoisted in the first future year in which Royalty is paid for actual tons hoisted but will not reduce any Royalty resulting from minimum tons in such future year.

In the event the Term of this Amended and Restated Lease ends on other than the last day of a calendar year, the minimum Salt required to be hoisted (to avoid Minimum Royalty) for the first fractional part of the calendar year which is in the Term of this Amended and Restated Lease ends shall be equal to the requirement for an entire year (i.e. 1,500,000 tons) prorated in the proportion that such fractional part of the year in which the Amended and Restated Lease is in effect bears to a full calendar year.  Minimum Royalty is due on such prorated minimum amount for such partial year.

If there are actual sales of Salt from the Cote Blanche Mine during the calendar year, the Royalty for that calendar year shall use the Net FOB Mine Sales Revenue Per Ton derived from those actual sales to compute the minimum Royalty for that calendar year.  If there are no actual sales of Salt from the Cote Blanche Mine during the calendar year, the Royalty for that calendar year shall use the Net FOB Mine Sales Revenue Per Ton reasonably estimated by Lessee as the Net FOB Mine Sales Revenue Per Ton which would have been obtained if Salt had been lifted and sold from the Cote Blanche Mine, based upon its knowledge of the value of Salt and the market and the costs associated therewith which are used in the computation of Net FOB Mine Sales Revenue Per Ton in the computation of the Royalty.  Lessee shall deliver to Lessor with its payment of the minimum Royalty, a detailed computation thereof and the basis therefore, particularly its basis for the Net FOB Mine Sales Revenue Per Ton which it determined.  Lessor shall then have thirty (30) days to object to the computation or determination and present to Lessee its revised computation of the minimum Royalty.  Lessor and Lessee will then have a period of sixty (60) days to meet and resolve their differences through good faith negotiations.  If they fail to agree within such sixty (60) day period, then the matter shall be referred to arbitration pursuant to Section 27 hereof.

Section 17.  Additional Taxes Paid by Lessee.  In addition to the taxes referred to in Section 14, Lessee shall bear and pay all taxes imposed upon the entire Minehead Tract.

Lessee shall also bear and pay all taxes imposed upon property and improvements placed by Lessee on the Leased Property, and shall likewise bear and pay all additional taxes which are imposed upon or are directly or indirectly attributable to Lessee’s operations and activities upon the Leased Property, provided that the Lessee shall not be obligated to pay increased taxes on the
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Lessor’s lands other than those portions hereinabove set forth and those in actual physical use by Lessee.  All other taxes are to be borne and paid by Lessor.

When the properties are not assessed separately, each party shall bear his proportionate share on the basis of their respective areas or values, whichever is the more appropriate.

Section 18.  Payment of Royalties.  Until such time as Lessee may be notified of a change in ownership in accordance with the provisions of Section 28 the Royalty and all other sums payable to Lessor hereunder shall be paid to Lessor in the following percentages, by bank wire transfer by Lessee as instructed by each of the Lessors, and failing such instructions, by mailing to the address shown following each respective name:

NAME OF LESSOR	PERCENTAGE
ISLAND PARTNERSHIP, L.L.C.	58.59375%
Suite 1800, 1010 Common Street
New Orleans LA 70112

JMB COTE BLANCHE, L.L.C.	37.5%
203 Main Street
Franklin LA 70538

CFB, LLC	3.90625%
c/o Cassidy Turley
721 Emerson Road, Suite 333
St. Louis, MO 63141
Attn: Deborah Carter
100.00%

Section 19.  Good Faith Royalty Payment.  It is specially agreed that if Lessee makes a bona fide effort to properly pay any Royalty hereunder, this Amended and Restated Lease shall not be cancelled because of an error in judgment or other mistake made in good faith by Lessee in the payment of the Royalty; but the person to whom the Royalty may legally be due, and after the requirements of this Amended and Restated Lease as to notices of change of ownership set out in Section 28 have been complied with, may make demand upon Lessee therefor.  Thereafter no default may be claimed until sixty (60) days after the demand has been made upon Lessee by registered or certified mail, and Lessee has failed to pay such Royalty or to file a concursus proceeding and to deposit the amount in question in the registry of the court.

Section 20.  Records of Salt Shipped.  Lessee agrees that it will keep accurate records of line items used to determine Royalty payments due under this Amended and Restated Lease, and to deliver statements thereof to Lessor.

Lessor, its agents and representatives, including certified public accountants, shall have the right, annually, to inspect the records of Lessee regarding the matters above set forth in this Section.

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It is specifically provided that neither the making by Lessee nor the acceptance by Lessor of any payment hereunder, including the payment of any Royalty, shall prejudice the right of Lessor or Lessee to protest the correctness thereof; provided, however, that unless same is protested in writing within three (3) years after the close of the calendar year in which such payment was made, the same shall, for all purposes, be considered correct, conclusive and binding; and provided, further that as additional consideration for the execution of this Amended and Restated Lease, the Lessor and Lessee agree that the payment of any Royalty, as defined in the Lease, in calendar year 2012 and all preceding years was correct, conclusive and binding.

Section 21.  Lessor Right of Entry, Inspection and Visitation.  Lessee agrees that Lessor, its agents, engineers, and other representatives shall have the right at its or their own risk and responsibility to enter into the Cote Blanche Mine and other facilities, whether above or below the surface of the earth, in order to survey, inspect, examine, certify or measure the same, or any part or parts thereof, for any legal purpose, and for these purposes to freely use the means of access to said mine or mines without hindrance or molestation, and also to examine the maps of Lessee showing the mine workings and improvements in and upon the Leased Property.  When requested to do so by Lessor, Lessee shall furnish such copies of Lessee’s blue prints or maps as may be desired by Lessor.

The rights of entry, inspection and visitation herein granted shall be limited to only once in any three (3) month period, and in each instance shall be exercised only at a reasonable time, upon Lessor first giving Lessee five (5) days advance notice in writing of the date or dates on which Lessor desires to exercise such rights.

The rights of entry, inspection and visitation shall apply to Lessor as an entirety, and not to individual lessors, it being intended that Lessee shall not be required to make its facilities available for such entry, inspection and visitation more often than once in any three (3) month period.  Each exercise of the right as herein authorized may be by more than one of the individual lessors, together with their agents, engineers and other representatives.

Section 22.  Private Roads.  All of the roads on Cote Blanche Island are private, none having ever been made public, and Lessee agrees that it will at no time grant permission to any state, parish, ward or other governmental subdivision to maintain or otherwise work on any of said roads unless requested by Lessor in writing to grant such permission.  Lessee agrees to maintain 100% of any road which may service facilities or places used commercially by Lessee only.  As to all roads or parts of roads which are used in common by Lessee and other present or future tenants or lessees, Lessee shall arrange with said other tenant or tenants for the costs of such upkeep, and any dispute between Lessor and Lessee with respect to such upkeep shall be determined by arbitration in accordance with the provisions of Section 27.  Lessor, its successors, heirs, agents and representatives shall at all times have the free right to use all roads for its private purposes.  No main roads shall be fenced off or blocked.  Auxiliary roads within Lessee’s Minehead Tract may be enclosed at the discretion of Lessee.

Section 23.  Termination of Lease; Lessor Option to Purchase.  At such time as this Amended and Restated Lease terminates for any cause or reason whatsoever, the following
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provisions shall be applicable with reference to the machinery, equipment, buildings and all things used in connection with the operation of the mine:

A.            In any and all events the mine shaft, guides and buildings shall be left on the Leased Property, without the necessity of payment by Lessor to Lessee therefor.

B.            As to all other property used in connection with the operation of the mine (the “Other Property”), Lessor shall have the option to purchase the same from Lessee at its then fair market value as is where is, but only if Lessor purchases all of the Other Property.  To determine whether it wishes to exercise this option, Lessor shall have a period of sixty (60) days after receipt of notice of termination of the Amended and Restated Lease from Lessee to inspect the Other Property.  On or before the end of the sixty (60) day period Lessor shall notify Lessee in writing whether or not it elects to exercise the option to so purchase the Other Property.  If Lessor elects to purchase the Other Property, it shall have an additional sixty (60) days within which to arrange for the payment therefor, which shall be made in cash to Lessee, title and right to possession thereof shall pass to Lessor on the date of termination of the Amended and Restated Lease.

C.            If Lessor fails to give the notice required by Subsection 23B above, or in the event Lessor does not elect to exercise its option to purchase said Other Property, Lessee shall have the right to remove the Other Property from the Leased Property, and shall have a period of six (6) months from the date of termination of the Amended and Restated Lease to do so.  This right of Lessee to remove the remaining Other Property includes the right to remove all machinery, equipment and materials and other property, regardless of whether or not attached to the building in which it is situated or the manner of such attachment.

D.            Any Other Property remaining at the end of the said six months period shall become the property of the Lessor without the necessity of Lessor paying Lessee therefor.  On the other hand, at Lessor’s option, Lessor may within ninety (90) days thereafter require Lessee to remove any property of Lessee it does not wish to remain on the Leased Property, other than the mine shaft, guides and buildings.

E.            Any dispute between Lessor and Lessee in connection with the matters contained in this Section 23 shall be determined by arbitration in accordance with the provisions of Section 27.

Section 24.  Indemnity; Insurance.

A. Indemnity.  Lessee agrees to hold Lessor harmless from all claims for damages or injuries, including death of any person, or damage to property in connection with the Leased Property occurring through the negligence of Lessee, and to defend any such suit brought against Lessor on account of such claim, and to pay any judgment against Lessor resulting from any such suit.  Lessee further agrees that it will use due care and diligence to avoid damage to property or injuries to persons, and Lessee will compensate Lessor for any damage or injury, including reasonable attorney fees in case of suit, suffered by it as the result of any damage or injury occurring through the negligence of Lessee.  Correspondingly, Lessor agrees to hold Lessee harmless from all claims for damages or injuries, including death of any person, or damage to property in connection with the Leased Property, occurring through the negligence of Lessor, and to defend any suit brought against Lessee on account of such claim, and to pay any judgment against Lessee resulting from any such suit.  Lessor further agrees that it will use due care and diligence to avoid damage to property or injuries to persons and Lessor will compensate Lessee for any damage or injury,
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including reasonable attorney fees in case of suit, suffered by it as the result of any damage or injury occurring through the negligence of Lessor.  If injury, loss-or damage is caused by the joint or concurring negligence of Lessor and Lessee, then Lessor and Lessee shall be liable in solido therefor, with right of contribution against the other party.  Both Lessor and Lessee agree to notify the other in writing within ten (10) days of the receipt of notice by said party that a suit has been filed against it which may result in any liability on the part of the other under the provisions of this Amended and Restated Lease, and within sixty (60) days of the receipt of notice by said party that a claim is being asserted against it, which may result in any liability on the part of the other under the provisions of this Amended and Restated Lease.

B. Insurance
1.	Lessor will be named as an additional insured in Lessee’s premises liability insurance policies in the minimum insured amount of $20,000,000.00 per occurrence or at the same dollar amount of Lessee’s coverage, whichever is greater, with no lesser ceiling per claimant relating to the mine which is located in and under the Leased Property.
2.	Lessee shall carry business interruption insurance as part of the coverage to the extent it is reasonably available, in sufficient amounts with carriers reasonably acceptable to Lessor and having a financial strength rating at least equal to an AM Best (or equivalent rating agency) rating of Secure, which shall insure the continuation of the payment of Royalties for at least two (2) years in annual amounts equal to the annual Royalty payable with respect to 2,000,000 tons of salt even though the mine on the Leased Property may be unable to produce for any reason (subject to typical exclusions and proof of loss limitations for such policies) including but not limited to mine disaster or any other business interruption.
3.	Notwithstanding the foregoing provision, alternatively at Lessee’s option, for the business interruption insurance coverage only, Lessee may provide a reasonably comparable financial commitment to Lessor, which may be satisfied by a similar commitment by an affiliated entity having assets in excess of $500 million.
4.	Lessee shall deliver such certificates of insurance or financial commitment documentation annually or as Lessor may reasonably request to evidence the existence of the coverage’s or financial commitment required by this Section.

Section 25.  Right of First Refusal.  In the event, that Lessee wishes to sell any of its rights hereunder, Lessor shall be given the privilege of purchasing, the same if it meets any offer or bid which Lessee has received for the same, by cash purchase within thirty (30) days of receipt of notice from Lessee that such interest is for sale.  A conveyance to a subsidiary or affiliated company, or to the stockholders of Lessee, a merger, or the granting of a mortgage or other security device shall not be considered a sale or assignment for the purpose of this Section.

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Section 26.  Assignment or Sublease.  It is agreed and understood that the estate of either party hereto may be assigned or sub-leased in whole or in part, subject to the provisions set forth in Section 25 above; provided, however, that in the event Lessor, after receiving notice of any proposed sale to be given by Lessee to Lessor, and within the thirty (30) days granted Lessor to purchase the interest offered for sale, does not wish to exercise its rights to purchase the interest, but considers the prospective purchaser to be either financially or morally undesirable, Lessor shall so advise Lessee in writing, setting forth its objection to such prospective purchaser and its reasons therefor.  If Lessee is of the opinion that Lessor’s objections are justified, Lessee will not consummate the proposed sale.  If, however, Lessee is of the opinion that Lessor’s objections are not justified, it shall so notify Lessor, and Lessor and Lessee agree that this dispute shall be determined by arbitration in accordance with the provisions of Section 27.

Section 27.  Arbitration.  For the determination of any matter made subject to arbitration hereunder, either party hereto may by written notice to the other appoint an arbitrator.  Thereupon, within twenty (20) days after giving of such notice, the other shall by written notice to the former appoint another arbitrator.  In default of such second appointment within the twenty (20) day period, the arbitrator first appointed shall be sole arbitrator.  When any two arbitrators have been appointed as aforesaid, they shall, if possible, agree upon a third arbitrator and shall appoint him by notice in writing, signed by both of them in triplicate, one of which triplicate notices shall be given to each party hereto.  If twenty (20) days shall elapse after the appointment of the second arbitrator without notice of appointment of the third arbitrator being given as aforesaid, then either party hereto, or both parties jointly, may apply to the American Arbitration Association (“AAA”) to appoint the third arbitrator, in which event such appointment so made by AAA shall be binding upon the parties.  Upon appointment of the arbitrator or arbitrators (whichever way appointed as aforesaid), the arbitration shall be conducted in New Orleans LA in accordance with the Commercial Arbitration Rules of AAA, except to the extent altered by the agreement of the parties.

Each party shall pay the expense of the arbitrator selected by or for it, and the costs and expenses incurred in the preparation and presentation of its evidence and the fees and charges of its witnesses and counsel, and all other costs of the arbitration shall be equally divided between the parties hereto.

Section 28.  Division of Ownership.  No change or division whatsoever and howsoever arising, relative to ownership of the Leased Property, Royalties or this Amended and Restated Lease, or any part of the same, shall operate to increase the obligations or diminish the rights of either party hereto, and that regardless of any such change or division of ownership the Leased Property shall be developed and operated as an entirety; and that notwithstanding any other actual or constructive knowledge or notice whatsoever thereof, no such change or division shall be binding upon either party unless and until after thirty (30) days written notice thereof, together with certified copies of recordable written instruments evidencing such change or divisions, shall have been delivered to the other party.

Section 29.  Warranty of Title and Peaceable Possession. Lessor warrants and agrees to defend the title to the Leased Property and to maintain Lessee in possession thereof for all purposes of this Amended and Restated Lease, but it is stipulated and agreed that, in the event of
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loss or failure of title, or eviction of the Lessee, the responsibility of Lessor to Lessee for restitution, reimbursement and/or damages, under such warranty, shall be limited solely to the reimbursement of Lessee for all money actually received by Lessor as a Royalty.  This return of Royalty is further restricted in that no Royalty received by Lessor more than one (1) year prior to the very date upon which demand for return of Royalty shall be made need be returned or shall be returnable hereunder.  Nor shall the returnable Royalty include either interest or severance taxes accrued or paid.  Also, only that portion of the returnable Royalty need be returned which shall be applicable to that portion of the property from which Lessee may be evicted in the event such eviction be from less than the entire property.  Lessee hereby waives and renounces in favor of Lessor any claim, right, demand or cause of action for a greater return or for damages.  However, it is agreed that Lessee may, at its option, discharge any tax, mortgage or other lien or privilege which may rank prior to this Amended and Restated Lease and be subrogated to the rights of the holders thereof, and to apply any Royalty accruing hereunder toward satisfying the same.

Section 30.  Reduction for Partial Interest. If Lessor owns an interest in the Leased Property less than the entire fee simple estate, or no estate therein, then the Royalties herein provided for shall be paid to Lessor only in the proportion which its interest, if any, bears to the whole and undivided fee.

Section 31.  Compliance Subject to Law.  All terms and express or implied covenants of this Amended and Restated Lease shall be subject to all valid federal and state laws, executive orders, rules and regulations of any regulatory authority having jurisdiction, and this Amended and Restated Lease shall neither be terminated in whole or in part, nor Lessee be held liable in damages, or failure to comply therewith, if compliance is prevented by or if such failure is the result of any such law, order, rule or regulation.

Section 32.   Brine Operations; Royalty; Use of Cavity.  If Lessee should conduct any brine operations on the Leased Property, Royalty for the salt thus produced and shipped shall be computed hereunder just as though the number of tons of salt hoisted had been rock salt.  In the event Lessee advises Lessor that it has no further use for any cavity so created and that such cavity may be used by Lessor, such cavity shall be offered to Lessor free of cost to Lessor for use by Lessor, its successors and assigns, in storing liquids.  The outside casing or pipe installed for production from any brine well or wells shall not be pulled by Lessee but shall remain for use by Lessor, free of cost to Lessor.  Lessee’s use of any cavity created by its brine operations shall not include the right to use same for storage, but Lessee’s right to use cavities otherwise created for such purpose is expressly recognized.  Lessee, however, shall not store any radioactive or fissionable material in any such cavity.  It is understood that Lessee, in its sole judgment, shall determine when it has no further use for any such cavity and as to whether or not to notify Lessor that it shall have the right to use such cavity for its purposes.

It is agreed and understood that in the use of any such cavity or cavities by Lessor no radioactive or fissionable materials shall be stored.  With respect to such storage, Lessor agrees to comply with the provisions of Section 6 hereof.  Lessor further agrees specifically to assume full responsibility and liability for any loss or damage that Lessee may sustain in any manner arising out of or in connection with the care and maintenance of any such cavity or cavities or the
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use thereof, including, but not limited to, breaking into any mine or mines and/or well or wells of Lessee, or loss or damage to any surface facilities or structures of Lessee, and Lessor agrees immediately prior to the use of any such cavities to indemnify Lessee against any and all such loss and damage, and to furnish bond or carry adequate insurance for the purpose, delivering to Lessee evidence hereof in an acceptable form; provided, however, that before any such cavity is turned over to Lessor and becomes the responsibility of Lessor, Lessor shall be given ample opportunity and time to inspect and test the cavity, and shall be furnished access to all records of Lessee concerning the physical characteristics of the cavity promptly upon request by Lessor.  If Lessor does not desire to assume responsibility for the cavity it may refuse the tender thereof, in which event Lessee may remove therefrom such portions of its equipment or material as it may desire and plug and abandon such cavity, or Lessee may use such cavity for such purposes as it may see fit, including the right of storage.

The term radioactive and fissionable, as herein used, does not apply to normal hydrocarbons or chemical compounds but relates to material in an active state of atomic decomposition, such as to be radioactive and which is dangerous to persons or property. Storage activities related to hydrocarbons or chemical compounds are addressed in Section 6(A), above.

Section 33.    Notice of Default; Opportunity to Cure.  In the event Lessor considers that Lessee has failed to conform or comply with any of the express or implied obligations of this agreement, Lessor shall notify Lessee in writing, setting forth specifically the respects in which Lessor considers that Lessee has so failed to perform or comply, and Lessee shall have sixty (60) days after receipt of such notice within which to remedy or commence to remedy any such .defaults so alleged by Lessor.  The delivery of said notice to Lessee and the lapse of sixty (60) days thereafter shall be a precedent condition to the bringing of any action by Lessor under this agreement.  If an adverse claim is asserted against the title of Lessor, or any portion thereof, Lessee shall be entitled to withhold payment to Lessor to the extent of the disputed portion, or to provoke a concursus and deposit the disputed amount in the registry of the court until such claim has been finally determined or until Lessor shall have furnished bond to Lessee in an amount and with sureties satisfactory to Lessee, or other adequate security with respect to such claim.

Section 34.    Force Majeure.  When performance by Lessee hereunder is delayed or interrupted by lack of labor or materials, or by fire, storm, flood, war, rebellion, insurrection, riot, strike, differences with workmen or failure of carriers to transport or furnish facilities for transportation, or as a result of some order, requisition or necessity of the federal or state government, or any governmental subdivision, or as the result of any cause whatsoever beyond the control of Lessee, the time of such delay or interruption shall not be counted against Lessee, anything in this Amended and Restated Lease to the contrary notwithstanding.  During any calendar year within which less than the minimum number of tons of salt may be shipped and such force majeure as is defined herein shall occur, then and in that event, the minimum number of tons of salt required to be shipped shall be reduced proportionately, that is to say, as the ratio of the number of days covered by the force majeure shall bear to 365 days (for example, if the force majeure should cover a period of 14 days, the minimum number of tons of salt required to be shipped shall be reduced by 14/365).

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The foregoing provisions of this force majeure clause shall not be so interpreted under any circumstances as to extend the term of this Amended and Restated Lease beyond its term.

By the same token, in the event any such force majeure as described above, shall occur and operate to impair the ability of Lessor to perform any obligations hereunder Lessor shall be similarly excused from performing during the existence of the force majeure and shall have a similar length of time after the force majeure has ended to perform.

Section 35.  Title Opinions.  In the event Lessee obtains a title opinion or title opinions or supplemental title opinion or opinions upon the Leased Property, an unsigned copy thereof shall be furnished to each Lessor.

Section 36.  Surveys.  If Lessee shall cause any of the exterior or interior lines of the property covered by this Amended and Restated Lease to be surveyed, Lessee shall furnish Lessor with four copies or prints of such survey or surveys.  Lessee shall also furnish Lessor with four copies or prints of all maps submitted by it to any parish, state or federal regulatory body in connection with any proposed action, if there is such regulatory body or if such map is required.

Section 37.  Protection of Oak Trees.  Lessee shall not cut, damage or use oak trees growing upon the Leased Property wherever it is possible to conduct its operations without disturbing the same; provided, however, that Lessee shall have no liability for damage to trees resulting from its normal operations.

Section 38.  Notice.  Any notice, request, approval, consent, exercise of an option or election, furnishing of a report, statement, record, map, document, or other instrument or communication pursuant to any provision hereof shall be deemed sufficiently given, delivered, furnished or served if sent by certified or registered mail addressed, respectively, to the following:

A.            To the Lessor:

1.              ISLAND PARTNERSHIP, L.L.C.
Suite 1800, 1010 Common Street
New Orleans LA 70112

2.              JMB COTE BLANCHE, L.L.C.
203 Main Street
Franklin LA 70538

And

3.              CFB, L.L.C.
c/o JPMorgan Chase Bank, N.A.
Attn: Closely Held Asset Mgmt, mail code: OH1-1275
1111 Polaris Parkway
Columbus, OH 43240

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B.            TO THE LESSEE:

Carey Salt Company
9900 West 109th Street, Suite 100
Overland Park, KS 66210
Attn:  Director, Natural Resources

Either Lessor or Lessee shall have the right to change the person or persons above designated to receive any such communication or instrument, or the address to which any such person should be addressed, by giving written notice thereof to the other signed by the persons then designated, or with respect to Lessor, if not signed by those designated, in lieu thereof signed by such of the parties constituting Lessor then entitled in the aggregate to receive at least 51% of-the royalties due hereunder; provided, however, that neither Lessee nor Lessor shall be entitled to designate more than three (3) such parties and, in the event more than three (3) are designated, the other party may, at its option, select any two of those designated as to whom the provisions of this Section shall apply.

In the event of the death or incapacity of any individual or the liquidation or dissolution of any corporate party designated by Lessor under the provisions of this Section, another person shall be designated in his stead, by written notice signed by such of the parties constituting Lessor as are then entitled in the aggregate to receive at least 51% of the royalties due hereunder; provided that in absence of such notification and designation communications and instruments sent in accordance with the previous designations shall be valid and binding.

In all instances in which Lessor is required or empowered herein to give notices to Lessee, to make requests of Lessee, to advise Lessee of approvals or grant consents to Lessee, to appoint arbitrators, to exercise options or any similar rights or privileges hereunder, same shall be made, given or sent to Lessee by the parties designated by Lessor to receive notices under the provisions of this Section and, when so given, shall be conclusively presumed to be on behalf of and shall be binding upon all parties constituting Lessor.  Notwithstanding the provisions of the preceding sentence, however, whenever Lessor is required to consent to or approve of a proposed action or operation by Lessee hereunder, such consent or approval of such of the parties constituting Lessor and then being entitled in the aggregate to receive at least 51% of the royalties due hereunder shall be sufficient to enable Lessee to so act or operate and shall bind all of the parties then constituting Lessor and their heirs, executors, administrators, successors and assigns, whether or not notice of such consent or approval is given by Lessor in the manner otherwise provided in this Section 38, and whether or not the parties designated by Lessor under the provision of this Section join in such consent or approval.  Failure of Lessor to communicate to Lessee whether or not any consent or approval requested of Lessor by Lessee is granted within sixty (60) days from the mailing of such request shall be equivalent to approval or consent of Lessor.

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Section 39.  Binding Effect.  This agreement shall be binding upon, and, subject to other provisions of this agreement, inure to the benefit of, the heirs, executors, administrators, successors and assign of the parties hereto.

Section 40.  Counterparts.  This Amended and Restated Lease may be executed by the parties separately, on different dates, and in counterparts, but shall nevertheless be binding and effective as of the date first written on the first page hereof.

Section 41.  Leasehold Mortgage Provisions.              (a)            For the purpose of this Section 41, the following definitions shall apply: The term “Mortgagee” shall mean any bank, bank holding company, savings and loan association, trust company, credit corporation, insurance company or pension fund (including any entity acting as trustee or agent for any of the foregoing), having assets in excess of One Billion Dollars ($1,000,000,000.00), or a wholly-owned subsidiary of any of the foregoing entities. The term “Nominee” shall mean a direct or indirect wholly-owned subsidiary of a Mortgagee.

(b)            Lessee is hereby given the right by Lessor to mortgage to one or more Mortgagees its interest in the Lease, including but not limited to this Amended and Restated Lease, under one or more mortgages or other security devices (a “Mortgage”), and as collateral security for such Mortgage(s), to give to such Mortgagee(s) a lien, assignment and/or security interest in (i) any personal property included within the Lease, including but not limited to this Amended and Restated Lease and (ii) the income, receipts, revenues and profits of the Leased Property save and except the Lessor’s royalties. If Lessee shall mortgage the Lease, including but not limited to this Amended and Restated Lease and if any such Mortgagee shall send to Lessor a true copy thereof, together with written notice specifying the name and address of the Mortgagee, Lessor agrees that so long as such Mortgage shall remain unsatisfied, the following provisions shall apply: (i) Lessor shall not agree to a consensual cancellation, termination, surrender, or modification of the Lease, including but not limited to this Amended and Restated Lease by Lessee, without the prior consent in writing of such Mortgagee and no such consensual cancellation, termination, surrender or modification without such prior consent shall be binding on such Mortgagee; and (ii) Lessor shall, upon sending Lessee any notice of default, simultaneously send a copy of such notice to such Mortgagee(s), at the same time and in the same manner that such notice is sent to Lessee, and to such addresses as may be designated in a written notice from such Mortgagee(s) received by Lessor. No notice given by Lessor to Lessee shall be binding upon or affect a Mortgagee unless a copy of such notice shall be given to the Mortgagee pursuant to this subparagraph (b). In addition to the other rights of the Mortgagee(s) set forth in this Section 41, such Mortgagee(s) shall, after service of any such notice upon it, have the right to cure and cause the cure of any default by Lessee hereunder, and Lessor shall accept such performance by or at the instigation of such Mortgagee(s) as if the same had been done by Lessee.

(c)            Before giving any notice of election to terminate the Lease, including but not limited to this Amended and Restated Lease, Lessor shall allow Mortgagee the same cure periods given to Lessee hereunder to cure such default, running concurrently with the cure period afforded to Lessee.

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(d)            In the event of a default by Lessee in the performance of any term, covenant, condition or agreement on Lessee’s part to be performed under this lease of a nature that cannot practicably be cured by Mortgagee without taking possession of the Leased Property, or of a nature that is not susceptible of being cured by Mortgagee, Lessor shall not terminate the Lease, including but not limited to this Amended and Restated Lease by reason of such default, if and so long as (i) in the case of a default which cannot practicably be cured by Mortgagee without taking possession of the Leased Property, Mortgagee shall deliver to Lessor, prior to the date of which Lessor shall be entitled to terminate the Lease, including but not limited to this Amended and Restated Lease, a written instrument in which Mortgagee agrees to commence foreclosure proceedings or take any other steps or actions to obtain possession of the Leased Property, and Mortgagee thereafter commences such proceedings or actions within a reasonable time, diligently prosecutes the same to completion (unless in the meantime the Mortgagee acquires Lessee’s interest under the Lease, including but not limited to this Amended and Restated Lease, either in its own name or through a Nominee), and upon obtaining possession of the Leased Property (including possession by a keeper, receiver, Nominee of purchaser at a foreclosure or other sale), diligently and with continuity proceeds to cure such default and effects a cure of such default; or (ii) in the case of a default which is not susceptible of being cured by Mortgagee, Mortgagee shall, within a reasonable time, institute foreclosure proceedings or take any other steps or actions to obtain possession of the Leased Property, and diligently prosecute the same to completion (unless in the meantime, Mortgagee acquires Lessee’s interest under the Lease, including but not limited to this Amended and Restated Lease, either in its own name or through a Nominee).  Mortgagee shall not be required to continue to proceed to obtain possession, or to continue in possession of the Leased Property pursuant to clause (i), or continue to prosecute foreclosure proceedings or any other action pursuant to clause (ii) above, if and when such default shall be cured. If Mortgagee, its Nominee, or a purchaser at a foreclosure or other sale shall acquire title to Lessee’s interest in the the Lease, including but not limited to this Amended and Restated Lease and shall cure all of Lessee’s defaults under the Lease, including but not limited to this Amended and Restated Lease, which defaults Mortgagee received notice of in accordance with the terms of this Section 41, and which are susceptible of being cured by such Mortgagee or by such Nominee or purchaser, as the case may be, within the time reasonably required therefor, then the defaults of any prior holder of Lessee’s interest in the Lease, including but not limited to this Amended and Restated Lease which are not susceptible of being cured by such Mortgagee (or by such Nominee or purchaser) shall not be deemed to be defaults under the Lease, including but not limited to this Amended and Restated Lease as between Lessor and the Mortgagee, its Nominee or such purchaser.

(e)            No Mortgagee or its Nominee shall become liable under the provisions of the Lease, including but not limited to this Amended and Restated Lease unless and until such time as it becomes the owner of Lessee’s interest in the Lease, including but not limited to this Amended and Restated Lease.

(f)            (i)            In the case of termination of the Lease, including but not limited to this Amended and Restated Lease by reason of any default or for any other reason prior to the end of the stated term of the Lease, including but not limited to this Amended and Restated Lease and if an assignment under subsection (g) hereof is prohibited as a result of a bankruptcy, Lessor shall give prompt notice thereof to each Mortgagee in the manner provided in subsection (b) hereof.
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Lessor, on written request of any such Mortgagee, made any time within sixty (60) days after the receipt of such notice by such Mortgagee, shall execute and deliver a new lease of the Leased Property to the Mortgagee, or its Nominee, for the remainder of the term of the Lease, including but not limited to this Amended and Restated Lease had the Lease, including but not limited to this Amended and Restated Lease not been terminated, upon all of the terms, covenants and conditions contained in the Lease, including but not limited to this Amended and Restated Lease, provided that the prospective tenant thereunder agrees to comply with the requirements of this subparagraph (f). The tenant under such new lease shall (x) simultaneously with the delivery of such new lease, pay to Lessor all unpaid rental, royalties and any other amounts of money due under the Lease, including but not limited to this Amended and Restated Lease as if the Lease, including but not limited to this Amended and Restated Lease had continued in effect up to and including the date of the commencement of the term of such new lease, and all reasonable expenses, including reasonable attorneys’ fees, incurred by Lessor in connection with any defaults by Lessee under the Lease, including but not limited to this Amended and Restated Lease, the termination of the Lease, including but not limited to this Amended and Restated Lease and the preparation of the new lease, less any amounts collected by Lessor from any subtenants or, other occupants of the Leased Property in payment of any obligations described hereinabove, and (y) cure all defaults existing under the Lease, including but not limited to this Amended and Restated Lease which are susceptible of being cured by such tenant under the new lease within the time reasonably required therefor.

(ii)            Any such new lease shall maintain the same priority as the Lease, including but not limited to this Amended and Restated Lease with regard to any mortgage affecting the Leased Property or any part thereof or any other rights, liens or encumbrances thereon.  The provisions of the immediately preceding sentence shall be self-executing, and Lessor shall have no obligation to do anything, other than to execute and deliver such new lease, to assure to the tenant under such new lease good title to the leasehold estate created thereby.

(iii)            If more than one Mortgagee requests a new lease pursuant to this subparagraph (f), the Lessor shall recognize as the Mortgagee entitled to receive such new lease the holder of the Mortgage with the highest lien priority.

(iv)            Any new Lessee must accept all Lessee obligations and responsibilities and acquire all Lessee’s assets (relating to or used in connection with the Leased Property that are necessary to discharge Lessee’s obligations under the Lease, including but not limited to this Amended and Restated Lease), which are then in existence and owned by Lessee at the time of the execution of the new lease. Further, there may be no partial assignment of Lessee’s rights under the Lease, including but not limited to this Amended and Restated Lease.

(g)            Lessee shall have the right to assign the Lease, including but not limited to this Amended and Restated Lease to a Mortgagee or to a Nominee of such Mortgagee (provided that, in the case of an assignment to a Nominee of a Mortgagee, the Mortgagee shall guarantee the Nominee’s obligations to pay royalties and to maintain the insurance provided for herein). The provisions of Sections 25 and 26 of the Lease, including but not limited to this Amended and Restated Lease shall not apply to the acquisition by the Mortgagee or such Nominee of Lessee’s interest hereunder as a result of foreclosure of a mortgage, exercise of a power of sale or by
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assignment in lieu of foreclosure or any first transferee of either of them, provided the Mortgagee or a Nominee or the first transferee of the Mortgagee or such Nominee of the estate created under the Lease, including but not limited to this Amended and Restated Lease (i) shall have a net worth immediately after such transfer that is equal to or greater than the net worth of Carey Salt Company immediately after its acquisition of the Lessee’s interest in the Lease, including but not limited to this Amended and Restated Lease, (ii) has or will have supervisory personnel at the Leased Property who are experienced in underground mining operations, and (iii) as to the Mortgagee at the time of such taking of title (or if there is more than one Mortgagee, then the holders or participants of at least ten per cent (10%) of the debt secured by the Mortgage) shall have a rating by Moody’s or Standard and Poor’s on their respective long term debt of at least the minimum “investment” grade.  Any transfers of the Lease, including but not limited to this Amended and Restated Lease thereafter occurring shall be subject to Sections 25 and 26 of the Lease, including but not limited to this Amended and Restated Lease. Unless an assignment pursuant to this subsection (g) is prohibited by bankruptcy, Lessee will take any steps necessary to effectuate an assignment and render unnecessary the execution of a new lease pursuant to sub-section 6(f).”

(h)            Lessor and Lessee acknowledge that Lessee has given and Lessor has received notice that Lessee has mortgaged its interest in the Lease, including but not limited to this Amended and Restated Lease to JPMorgan Chase Bank, N.A. as Collateral Agent and Lessee has sent Lessor a true copy of the Mortgage to Lessor who has received it.

Section 42.  Organization and Authority of Signing Parties.

(a)            Island Partnership, L.L.C. and each person signing this Amended and Restated Lease on behalf of Island Partnership, L.L.C. represents to the remaining parties as follows: Island Partnership, L.L.C. is duly formed and legally and validly existing as a limited liability company under the laws of the State of Louisiana.  Island Partnership, L.L.C. has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to own and lease the Leased Property and to carry on its business as now conducted and as contemplated to be conducted.  Each person signing on behalf of Island Partnership, L.L.C. is authorized to do so.  This Amended and Restated Lease has been duly authorized, executed and delivered on behalf of Island Partnership, L.L.C. and constitutes the legal, valid and binding obligation of Island Partnership, L.L.C. enforceable in accordance with its terms.

(b)            JMB Cote Blanche, L.L.C. and each person signing this Amended and Restated Lease on behalf of JMB Cote Blanche, L.L.C. represents to the remaining parties as follows: JMB Cote Blanche, L.L.C.  is duly organized and legally and validly existing as a limited liability company under the laws of the State of Louisiana.  JMB Cote Blanche, L.L.C. has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to own and lease the Leased Property and to carry on its business as now conducted and as contemplated to be conducted.  Each person signing on behalf of JMB Cote Blanche, L.L.C. is authorized to do so.  This Amended and Restated Lease has been duly authorized, executed and delivered on behalf of JMB Cote Blanche, L.L.C.  and constitutes the
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legal, valid and binding obligation of JMB Cote Blanche, L.L.C.  enforceable in accordance with its terms.

(c)            CFB, LLC and each person signing this Amended and Restated Lease on behalf of CFB, LLC represents to the remaining parties as follows: CFB, LLC is duly organized and legally and validly existing as a limited liability company under the laws of the State of Louisiana.  CFB, LLC has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to own and lease the Leased Property and to carry on its business as now conducted and as contemplated to be conducted.  Each person signing on behalf of CFB, LLC is authorized to do so.  This Amended and Restated Lease has been duly authorized, executed and delivered on behalf of CFB, LLC  and constitutes the legal valid and binding obligation of CFB, LLC enforceable in accordance with its terms.

(d)            Carey Salt Company and each person signing this Amended and Restated Lease on behalf of Carey Salt Company represents to the remaining parties as follows: Carey Salt Company is duly incorporated and legally and validly existing under the laws of the State of Delaware.  Carey Salt Company has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and other documentation to lease the Leased Property and to carry on its business as now conducted and as contemplated to be conducted.  Each person signing on behalf of Carey Salt Company is authorized to do so.  This Amended and Restated Lease has been duly authorized, executed and delivered on behalf of Carey Salt Company and constitutes the legal valid and binding obligation of Carey Salt Company enforceable in accordance with its terms.

Section 43.  Lessor’s Estoppel.  The Lessor certifies that:

1.	This Amended and Restated Lease represents the entire agreement between the parties as to the Leased Property, it is now in full force and effect, and has not been further amended, modified or supplemented. All conditions of the Lease and this Amended and Restated Lease to be performed by Lessee have been performed or satisfied.

2.	All sums payable under the Lease and this Amended and Restated Lease by Lessee to Lessor have been paid.

3.	(a) There are no defaults on the part of Lessee under the Lease or this Amended and Restated Lease, and (b) there are no events currently existing (or with the passage of time, giving of notice or both, which would exist) which give Lessor the right to cancel or terminate the Lease or this Amended and Restated Lease.

4.	Except as specifically stated in this Amended and Restated Lease, Lessor has no defense as to its obligations under the Lease or this Amended and Restated Lease and has no claims, offsets or counterclaims against Lessee.

5.	There are no actions, whether voluntary or otherwise, pending against the Lessor pursuant to the bankruptcy or insolvency laws of the United States or any state thereof.

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6.	There are no current defaults with respect to Lessor’s obligations under the Lease or this Amended and Restated Lease.

Section 44.  Recordation.  This Amended and Restated Lease shall not be recorded in the public records of St. Mary Parish, Louisiana, and any recordation of the Amended and Restated Lease in violation of this Section shall be a default under this Amended and Restated Lease and shall have no effect.  However, there shall be recorded a Notice of Lease in substantially the form of Exhibit B hereto to put third parties on notice of the existence of this Amended and Restated Lease pursuant to the provisions of La. R.S. 9:2742.  The parties agree to join in the execution of such Notice of Lease.

Section 45.  Miscellaneous.

A.  Nothing in this Amended and Restated Salt and Surface Lease shall constitute the satisfaction or extinguishment of all the obligations owed under the Lease or this Amended and Restated Lease, nor shall it be a novation of the obligations under the Lease or this Amended and Restated Lease.  As amended hereby, the parties hereto do hereby ratify confirm and adopt the Lease as amended and restated herein.

B.  This Amended and Restated Lease and the Notice of Amended and Restated Lease may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

C.  The headings of the various Sections of this Amended and Restated Lease are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.

The Rest of This Page is Intentionally Left Blank
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IN WITNESS WHEREOF, Lessor, ISLAND PARTNERSHIP, L.L.C. has executed this Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:	LESSOR:

ISLAND PARTNERSHIP, L.L.C.
/s/ Lynne Crumhorn

/s/ Kathleen C. Murphy	By:	/s/ Rader Jackson
Rader Jackson

	By:	/s/ Caroline Senter
Caroline Senter

	By:	/s/ Robert P. McCay
Robert P. McCay

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THE STATE OF LOUISIANA	§
PARISH OF Orleans	§

On this 13th day of March, 2014, before me personally appeared RADER JACKSON, CAROLINE SENTER and ROBERT P. MCCAY, to me personally known, who, being by me duly sworn, did say that they are all the Members of the Management Committee of ISLAND PARTNERSHIP, L.L.C. and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said limited liability company by authority granted pursuant to its operating agreement, and said appearers acknowledged said instrument to be the free act and deed of said limited liability company.

IN WITNESS WHEREOF, said appearers have executed these presents together with me, Notary, and the undersigned competent witnesses, in the Parish and State aforesaid, on the date first above written.

WITNESSES:
/s/ Lynne Crumhorn	/s/ Rader Jackson
Rader Jackson

/s/ Kathleen C. Murphy	/s/ Caroline Senter
Caroline Senter

/s/ Robert P. McCay
Robert P. McCay

/s/ Nadine B. Hammonds

NOTARY PUBLIC
NOTARY/BAR NO. 8679
MY COMMISSION EXPIRES AT DEATH

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IN WITNESS WHEREOF, Lessor, JMB COTE BLANCHE, L.L.C., has executed this Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:		LESSOR:

/s/ Destiny Ghergich	JMB COTE BLANCHE, L.L.C.

/s/ Stephanie M. Frost	By:	/s/ Glenn J. Vice
Glenn J. Vice, President

THE STATE OF LOUISIANA	§
PARISH OF St. Mary	§

On this 13th day of March, 2014, before me personally appeared GLENN J. VICE, to me personally known, who, being by me duly sworn, did say that he is the President of JMB COTE BLANCHE, L.L.C. and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said limited liability company by authority granted pursuant to its operating agreement and a resolution of its Managing Board, and said appearer acknowledged said instrument to be the free act and deed of said limited liability company.

IN WITNESS WHEREOF, said appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, in the Parish and State aforesaid, on the date first above written.

WITNESSES:

/s/ Destiny Ghergich	/s/ Glenn J. Vice
Glenn J. Vice

/s/ Stephanie M. Frost

/s/ Margaret E. Judice

NOTARY PUBLIC
NOTARY/BAR NO. 24133
MY COMMISSION EXPIRES AT MY DEATH
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IN WITNESS WHEREOF, Lessor, CFB, LLC, has executed this Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:		LESSOR:

CFB, LLC
	By:	JPMorgan Chase Bank, N.A., as
Trustee of the Caroline F. Baker Trust No. 1

ATTEST:	By:	/s/ Michael G. Redin
Michael G. Redin,
/s/ Lee C. Ritter		Executive Director
Lee C. Ritter, Vice President

STATE OF _____Ohio________________________________ §
Country OF Franklin___________________§

On this 13th day of March, 2014, before me personally appeared MICHAEL G. REDIN, to me personally known, who, being by me duly sworn, did say that he is the Executive Director of JPMorgan Chase Bank, NA who as Trustee of the Caroline F. Baker Trust No. 1 is the sole Manager of CFB, LLC and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said limited liability company by authority granted pursuant to its operating agreement and a resolution of the Board of Directors of JPMorgan Chase Bank, NA, and said appearer acknowledged said instrument to be the free act and deed of said trust and limited liability company.

IN WITNESS WHEREOF, said appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, in the Parish and State aforesaid, on the date first above written.

WITNESSES:

/s/ Michael G. Redin
Michael G. Redin

/s/ Denise Chamberlain

NOTARY PUBLIC
MY COMMISSION EXPIRES ____  9-20-2017______

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IN WITNESS WHEREOF, Lessee, CAREY SALT COMPANY, has executed this Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:		LESSEE:

/s/ James D. Standen	CAREY SALT COMPANY

/s/ Todd Rohr	By:	/s/ Joseph Havasi
Joseph Havasi

THE STATE OF __________Kansas__________§

COUNTY OF______________Johnson____________ §

On this 13th day of March, 2014, before me personally appeared Joseph Havasi, to me personally known, who, being by me duly sworn, did say that he is the Director, Natural Resources, of CAREY SALT COMPANY and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, said appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, in the County and State aforesaid, on the date first above written.

WITNESSES:

/s/ James D. Stander	/s/ Joseph Havasi
Joseph Havasi

/s/ Todd Rohr

/s/ Norma Frazier

NOTARY PUBLIC
My commission expires: ______  9-25-2014________

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EXHIBIT “B”

NOTICE OF AMENDED AND RESTATED SALT AND SURFACE LEASE

THIS NOTICE OF AMENDED AND RESTATED SALT AND SURFACE LEASE (the “Notice”) is made by and between:

ISLAND PARTNERSHIP, L.L.C. (TIN: XX-XXX7477), a Louisiana limited liability company whose Articles of Organization were recorded October 24, 2000, whose address is Suite1800, 1010 Common Street, New Orleans LA 70112, appearing herein through and being represented by Rader Jackson, Robert P. McCay and Caroline Senter, being all of the Members of the Management Committee of Island Partnership, L.L.C., duly authorized pursuant to the terms and provisions of Island Partnership, L.L.C. Operating Agreement;

JMB COTE BLANCHE, L.L.C. (TIN: XX-XXX6126), a Louisiana limited liability company, whose address is 203 Manin Street Franklin, Louisiana 70538, appearing herein through and being represented by Glenn J. Vice, its President, duly authorized; and

CFB, LLC (TIN: XX-XXX5049), a Louisiana limited liability company, whose address is c/o JPMorgan Chase Bank, N.A., Attn: Closely Held Asset Mgmt., 1111 Polaris Parkway, Columbus OH 43240, appearing herein through and being represented by its sole manager, JPMorgan Chase Bank, N.A., in its capacity as Trustee of the Caroline F. Baker Trust No. 1, said bank appearing herein through and being represented by Michael G. Redin, Executive Director, duly authorized;
 (hereinafter collectively referred to as “LESSOR” or “LESSORS”),

AND

CAREY SALT COMPANY (TIN: 13-3563048), a Delaware corporation, authorized to do and doing business in the State of Louisiana, appearing herein through and being represented by Joseph Havasi, its Director, National Resources, duly authorized, whose address is 9900 West 109th Street, Suite 100, Overland Park, KS, 66210.
(hereinafter referred to as “LESSEE”),

RECITALS:

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A.	John Taylor Caffrey, individually and as Agent and Attorney in Fact and The J.M. Burguieres Company, Ltd., a Louisiana corporation, and Lessee entered into a Salt and Surface Lease dated June 21, 1961 and recorded in Conveyance Book 11-U under Entry No. 111822 of the Records of St. Mary Parish Louisiana; as amended by Act of Amendment to Salt Lease dated as of May 30, 1973 by and among John Taylor Caffrey, individually and as Agent and Attorney in Fact and The J.M. Burguieres Company, Ltd. and Lessee and recorded in Conveyance Book 17-S at folio 870 under Entry No. 153936 of the Records of St. Mary Parish Louisiana; as amended by Agreement dated as of November 21, 1990, by and among The J.M. Burguieres, Co., Ltd., Island Partnership, Domtar Industries, Inc. and Lessee and recorded in Conveyance Book 33-V at folio 186 under Entry No. 232548 of the Records of St. Mary Parish Louisiana; and as amended by Amendment to Salt and Surface Lease dated as of July 1, 1997 by and among Island Partnership, The J.M. Burguieres Company, Ltd. and Caroline F. Baker Trust No. 1 and Lessee and recorded in Conveyance Book 40-O at folio 532 under Entry No. 258785 of the Records of St. Mary Parish Louisiana (the “Lease”);

B.	The parties have further amended and restated the Lease by entering into an Amended and Restated Salt and Surface Lease (the “Amended and Restated Lease”) and desire to place of record a Notice of Lease to give third parties notice of thereof;

NOW, THEREFORE, they execute and record this Notice of Lease for the purpose of giving third parties notice of the provisions of the Amended and Restated Lease, to wit:

1.            Date of Amended and Restated Lease.  The Amended and Restated Lease was executed on March 13, 2014, but effective as of January 1, 2014.

2.            Description of Leased Property.  The Leased Property (the “Leased Property”) is the following lands situated in the Parish of St. Mary, State of Louisiana, to-wit:

That certain Island or tract of land, together with all of the rights, ways, privileges, servitudes and advantages thereunto belonging or in anywise appertaining, situated in the Parish of St. Mary, State of Louisiana, known as COTE BLANCHE ISLAND, sometimes described as comprising all of Sections 19, 20, 21, 22, 23, 24 and 25 of T15S, R7E, containing 1635 Ac.±; sometimes described as lying in T15S, R7E and being bounded on the south by Cote Blanche Bay, on the west by lands of John M. Caffery in Sections 6 & 11 and the lands of Cypremont Land Company in Section 14, on the north by lands of John M. Caffery in Sections 5, 6 & 12 and on the east by lands of John M. Caffery in Section 12, by lands of The Chicago Title and Trust Company in Section 7, and by lands of John M. Caffery in Section 13;

LESS AND EXCEPT from the above described property:

That portion of the extreme northern edge of Cote Blanche Hummoch, commonly called Cote Blanche Island, situated in T15S, R7E, Southwestern Land District of
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Louisiana, in the Parish of St. Mary, immediately south of and rendering fractional, Section 5 of said Township and Range, and containing in the aggregate 7.76 acres and to be composed of three tracts of 0.94 acres, 1.86 acres and 4.96 acres, all as delineated upon a map or plat made by Walter Y. Kamper, Surveyor and Civil Engineer, dated in May, 1917, attached to and made part thereof for a full description of the property conveyed, to an act of sale by The J.M. Burgieres Company Ltd., and Donelson Caffery to The Albert Hanson Lumber Company, Ltd. Dated August 31, 1917, recorded January 4, 1919, book 3-T, page 473 No. 45501, conveyance records of St. Mary Parish, Louisiana.

Being the same property shown on the plat of Gandolfo Kuhn, L.L.C., Land Surveyors, dated March 10, 2014, a copy of which is attached hereto as Exhibit A (hereinafter, the “Plat”).  All of the said property is hereinafter referred to as the “Leased Property.”

3.            Date of Commencement.  The initial term of the Lease commenced on June 21, 1961 (the “Commencement Date”).

4.            Initial Term.  The initial term of the Lease expires on June 30, 2060.

5.            Renewal Options.  The Amended and Restated Lease provides the Lessee with two (2) options to extend the Amended and Restated Lease each for an additional term of twenty-five (25) years (each an “Extension Term”) upon the same terms and conditions contained in the Amended and Restated Lease.

6.            Right of First Refusal.  The Amended and Restated Lease contains a right of first refusal in favor of the Lessor in the event the Lessee desires to sell any of its rights under the Amended and Restated Lease.

7.            Purpose.  This Notice is not a complete summary of the Amended and Restated Lease and is made by the parties hereto for the purpose of recording the same in the public records.  This Notice is for information purposes only and it is subject to all of the terms, provisions and conditions of the Amended and Restated Lease, all of which are incorporated herein by reference.  Nothing contained in this Notice shall be deemed to in any way modify, supplement, negate or otherwise affect any of the terms, provisions or conditions of the Amended and Restated Lease.  In the event of any inconsistency between the terms of the Amended and Restated Lease and this Notice, the terms of the Amended and Restated Lease shall prevail.

IN WITNESS WHEREOF, Lessor, ISLAND PARTNERSHIP, L.L.C. has executed this Notice of Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:	LESSOR:

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ISLAND PARTNERSHIP, L.L.C.

By:

By:

By:
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THE STATE OF LOUISIANA	§
PARISH OF	§

On this __ day of March, 2014, before me personally appeared RADER JACKSON, CAROLINE SENTER and ROBERT P. MCCAY, to me personally known, who, being by me duly sworn, did say that they are all the Members of the Management Committee of ISLAND PARTNERSHIP, L.L.C. and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said limited liability company by authority granted pursuant to its operating agreement, and said appearers acknowledged said instrument to be the free act and deed of said limited liability company.

IN WITNESS WHEREOF, said appearers have executed these presents together with me, Notary, and the undersigned competent witnesses, in the Parish and State aforesaid, on the date first above written.

WITNESSES:

NOTARY PUBLIC
NOTARY/BAR NO.
MY COMMISSION EXPIRES AT DEATH

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IN WITNESS WHEREOF, Lessor, JMB COTE BLANCHE, L.L.C., has executed this Notice of Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:	LESSOR:

JMB COTE BLANCHE, L.L.C.

By:
Glenn J. Vice, President

THE STATE OF LOUISIANA	§
PARISH OF	§

On this __ day of March, 2014, before me personally appeared GLENN J. VICE, to me personally known, who, being by me duly sworn, did say that he is the President of JMB COTE BLANCHE, L.L.C. and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said limited liability company by authority granted pursuant to its operating agreement and a resolution of its Managing Board, and said appearer acknowledged said instrument to be the free act and deed of said limited liability company.

IN WITNESS WHEREOF, said appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, in the Parish and State aforesaid, on the date first above written.

WITNESSES:

Glenn J. Vice

NOTARY PUBLIC
NOTARY/BAR NO.
MY COMMISSION EXPIRES AT MY DEATH
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IN WITNESS WHEREOF, Lessor, CFB, LLC, has executed this Notice of Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:	LESSOR:

CFB, LLC
	By:	JPMorgan Chase Bank, N.A., as
Trustee of the Caroline F. Baker
Trust No. 1

ATTEST:	By:
Michael G. Redin,
Executive Director
Lee C. Ritter, Vice President

STATE OF §

County OF §

On this __ day of March, 2014, before me personally appeared MICHAEL G. REDIN, to me personally known, who, being by me duly sworn, did say that he is the Executive Director of JPMorgan Chase Bank, NA who as Trustee of the Caroline F. Baker Trust No. 1 is the sole Manager of CFB, LLC and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said limited liability company by authority granted pursuant to its operating agreement and a resolution of the Board of Directors of JPMorgan Chase Bank, NA, and said appearer acknowledged said instrument to be the free act and deed of said trust and limited liability company.

IN WITNESS WHEREOF, said appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, in the Parish and State aforesaid, on the date first above written.

WITNESSES:

Michael G. Redin

NOTARY PUBLIC
MY COMMISSION EXPIRES
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IN WITNESS WHEREOF, Lessee, CAREY SALT COMPANY, has executed this Notice of Amended and Restated Salt and Surface Lease in the presence of the undersigned competent witnesses.

WITNESSES:	LESSEE:

CAREY SALT COMPANY

By:
Joseph Havasi

THE STATE OF __________________§

COUNTY OF ____________________§

On this __ day of March, 2014, before me personally appeared Joseph Havasi, to me personally known, who, being by me duly sworn, did say that he is the Director, Natural Resources, of CAREY SALT COMPANY and said appearer acknowledged to me, Notary, in the presence of the undersigned competent witnesses, that the foregoing instrument was signed on behalf of said corporation by authority of its Board of Directors, and said appearer acknowledged said instrument to be the free act and deed of said corporation.

IN WITNESS WHEREOF, said appearer has executed these presents together with me, Notary, and the undersigned competent witnesses, in the County and State aforesaid, on the date first above written.

WITNESSES:

Joseph Havasi

NOTARY PUBLIC
My commission expires:

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